Exhibit 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 01/13/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	1.06%	2.06%	2.06%
Class B Units	1.05%	2.03%	2.03%
* Subject to independent verification

WEEKLY COMMENTARY FOR THE WEEK ENDED JANUARY 13, 2006

The Grant Park Futures Fund recorded gains for the past week. The majority of gains came from positions in the metal sector; positions in the soft/agricultural commodities also posted gains. Losses came from positions in the energy sector.

Long positions in the metals sector provided the bulk of gains for the week. The February gold contract touched 25-year highs before settling the week at $557.00 per ounce, $15.80 better than the previous week’s settlement. Analysts attributed much of the market’s strength to investor concerns regarding the increasing international tensions developing concerning Iran’s nuclear program. The prospect of a showdown between Iran and the United Nations helped to push gold prices higher as investors looked for a safe haven in anticipation of an increased conflict. Continued demand for base metals also resulted in gains to long positions as prices for aluminum, zinc and lead were all higher for the week.

Sugar prices settled the weekly session at higher levels, benefiting long positions. The #11 sugar contract for March delivery rose 0.39 cents, closing at 15.27 cents per pound. Commentators said that the price increase was a result of the high demand for ethanol in Brazil, as the sugar-based fuel is a less expensive alternative to gasoline. Long positions in the coffee and cotton markets also recorded gains for the sector.

Lastly, long positions in the energy sector sustained losses during the week. Prices for crude oil and unleaded gasoline closed lower for the week as analysts said that the recent warm weather in the Midwestern and Northeastern parts of the U.S. have allowed suppliers to build up inventories. March crude oil fell 39 cents to close the week at $64.58 per barrel. Concerns over the situation in Iran tempered the fall in prices but not enough to keep the crude contract from settling lower for the week. Unleaded gasoline fell 8.44 cents to close the week at $1.7311 per gallon.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

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